UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2008

Date of Report (Date of earliest event reported)

SILVERGRAPH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-30951 Commission File No.	67-0695367 (I.R.S. Employer Identification No.)

11919 Burke Street, Santa Fe Springs, CA  90670-2507

(Address of principal executive offices)

562-693-3737

(Registrant’s telephone number)

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

In this report references to “Silvergraph” “we,” “us,” and “our” refer to Silvergraph International, Inc.

Section 3 – Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders

On June 30, 2008 Silvergraph and the holders of the 7% Notes due June 30, 2008 entered into a 2nd Amendment to the 7% Notes due June 30, 2008 that materially modifies the Notes according to the following:

1.

Section 9.1 of the Note entitled Default – Applejack Art Partner, Inc.    The first sentence of said section shall be deleted and the following sentence inserted.

If the Company does not complete a merger transaction with a private company approved by the board of directors (“Private Company”), by the Maturity Date whereby the Private Company owns up to 96% of the surviving entity, the Conversion Price shall automatically be reduced to the lower of (i) $0.002 or (ii) the conversion price that would cause the majority holder of the Notes to own upon conversion the number of shares of common stock of the Company determined to be 51% of the outstanding Common Stock on a fully-diluted basis and the remaining holders of the Notes to own a pro rata number of common shares of common stock of the Company (the “Liquidated Damages Shares”).

2.

Section 5.0(a) of the Note entitled Optional Conversion.  The Conversion Price (as defined in the Note) shall be lowered from $.08 to the lower of $.045 per share of common stock or the price per share of common stock (referred to as “X”) derived from the following equation:

X = .95/Y

X is defined as the price per share of common stock

Y is defined as the reverse split ratio declared by the Company’s Board of Directors

3.

Section 2.0 of the Note entitled Maturity. The Maturity Date shall be extended from June 30, 2008 to August 31, 2008.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibits

No.

Description

10.1

2nd Amendment to the 7% Notes due June 30, 2008

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERGRAPH INTERNATIONAL, INC. By: /s/ James R. Simpson James R. Simpson, Chief Executive Officer	Date: July 7, 2008

3